Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

TrustCo Bank Corp NY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $1.00 per share	Rule 457(c)	1,334,908	28.355	$37,851,316.34	0.0001102	$4,171.22
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts							$4,171.22
	Total Fees Previously Paid							—–
	Total Fee Offsets							—–
	Net Fee Due							$4,171.22

(1)
This registration statement on Form S-3 (this “Registration Statement”) registers the issuance of an additional 1,585,946 shares of common stock, par value $1.00 per share (the “Common Stock”), of TrustCo Bank Corp NY (the “Registrant”), which are issuable pursuant to the TrustCo Bank Corp NY Dividend Reinvestment and Stock Purchase Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock reported on the NASDAQ Global Select Market as of a date (May 17, 2023) within five business date prior to filing this Registration Statement.